Exhibit 1.05

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER OF THESE SECURITIES, TO THE EFFECT THAT SUCH A REGISTRATION STATEMENT IS UNNECESSARY IN RESPECT OF A PARTICULAR SALE, OFFER, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.

HC INNOVATIONS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: _________
Number of Shares of Common Stock: _____________
Date of Issuance: December 23, 2008 (“Issuance Date”)

                    HC Innovations, Inc., a corporation organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [_____________], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after May 31, 2009, but not after 11:59 p.m., New York time, on May 31, 2014 (the “Expiration Date”) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). This Warrant is one of the Warrants (collectively, the “Warrants”) to purchase Common Stock issued pursuant to that certain Securities Amendment and Purchase Agreement, dated as of December [__], 2008, by and among the Company and the Noteholders party thereto, referred to therein (the “Securities Amendment and Purchase Agreement”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in the Securities Amendment and Purchase Agreement.

          1. EXERCISE OF WARRANT.

                    (a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant will only become exercisable in the event that, by May 31, 2009, both (i) a Qualifying Transaction has not been consummated and (ii) the Company has not prepaid the Amended Notes in full pursuant to Section 3.2 of the Securities Amendment and Purchase Agreement. If this Warrant becomes exercisable, then it will be exercisable on any day after May 31, 2009 (but not after the Expiration Date), in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (an “Exercise Notice”), of the Holder’s election to exercise this

Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). Without limiting the provisions of Section 6 herein, the Holder shall be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (together, the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the fifth (5th) Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder (or its designee) shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares which are acquired upon such exercise. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

                    (b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.30 per Warrant Share, subject to adjustment as provided herein.

                    (c) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a Registration Statement (as defined in the Registration Rights Agreement) covering the Warrant Shares that are the subject of the Exercise Notice is not available for the resale of such Warrant Shares (in such case, “Unavailable Warrant Shares”), the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Closing Sale Price of the Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

                              (d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the Closing Sale Price or the arithmetic calculation of the Warrant Shares or the “Net Number” of shares of Common Stock issuable pursuant to Section 1(c), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11 hereof.

                              (e) Insufficient Authorized Shares. If at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and otherwise unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall call a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

          2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

                              (a) Dividends; Distributions; Subdivisions; Combinations. In case the Company shall (i) pay a dividend on its Common Stock in shares of Common Stock, (ii) make a distribution on its Common Stock in shares of Common Stock, (iii) subdivide its outstanding Common Stock into a greater number of shares, or (iv) combine its outstanding Common Stock into a smaller number of shares, the number of Warrant Shares issuable pursuant to this Warrant immediately prior thereto shall be adjusted so that the Holder hereof shall be entitled to receive that number of Warrant Shares which it would have owned had this Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. If any dividend or distribution of the type described in this paragraph is declared but not so paid or made, or the outstanding shares of Common Stock are not subdivided or combined, as the case may be, the number of Warrant Shares issuable pursuant to this Warrant shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the number of Warrant Shares that would have been issuable if such dividend, distribution, share split or share combination had not been declared.

                              (b) Issuances Below Issue Date Closing Price; Issuances Below Exercise Price. If, during the period commencing on November 26, 2008 and ending on May 31, 2011, the Company shall issue or sell, or is deemed to have issued or sold, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a consideration per share of Common Stock:

                                        (1) at a price per share (or having a conversion, exercise or exchange price per share) less than the initial Exercise Price (subject to adjustment for stock splits, combinations, dividends and other customary adjustments), or

                                        (2) at a price per share (or having a conversion, exercise or exchange price per share) less than the then current Exercise Price (subject to adjustment for stock splits, combinations, dividends and other customary adjustments), then the Exercise Price then in effect shall be adjusted to a price equal to the quotient obtained by dividing:

                                        (x) an amount equal to the sum of (i) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale (assuming conversion into Common Stock at the then effective conversion rate for the applicable series) multiplied by the Exercise Price in effect immediately prior to such issuance plus (ii) the aggregate consideration received by the Company upon such issuance or sale or deemed issuance or sale, by

                                        (y) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale or deemed issuance or sale (assuming exercise at the then effective Exercise Price for the applicable series) plus the number of shares of Common Stock actually sold or issued (or deemed to be sold or issued) in the transaction which resulted in the adjustment pursuant to this Section 2(b).

                              (c) Change in Exercise Price or Rate of Conversion. If the purchase price provided for in any equity-linked securities, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any equity-linked securities, or the rate at which any equity-linked securities are convertible into or exchangeable or exercisable for Common

Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such equity-linked securities provided for such changed purchase price, additional consideration or changed conversion, exchange or exercise rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph, if the terms of any equity-linked security that was outstanding as of the date of the Closing are changed in the manner described in the immediately preceding sentence, then such equity-linked security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

                              (d) Limitations & Interpretations

                                        (1) For purposes of this Section 2, if the consideration relating to the issuance or payable upon conversion, exercise or exchange of a security into or for Common Stock consists in whole or in part of property other than cash, the portion of the non-cash consideration shall be computed as the Fair Market Value of such property, as determined in good faith by the Board of Directors of the Company.

                                        (2) For the avoidance of doubt, any adjustment to be made pursuant to this Section 2 shall be made on a weighted average rather than a “full-ratchet” basis to give effect to the size and price of the capital stock issued that gives or is to give rise to the anti-dilution protection intended by this Section 2.

                                        (3) Any adjustment required by this Section 2 shall be made successively whenever any shares of Common Stock, securities convertible into or exercisable or exchangeable for shares of Common Stock or other equity-linked security is issued, and shall become effective immediately after the applicable record date. If at the end of the period during which any such securities convertible into or exercisable or exchangeable for Common Stock or other equity-linked security is exercisable not all such securities shall have been exercised, the adjusted Exercise Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion or exercise of convertible securities or warrants actually issued).

                                        (4) Except as provided in the previous sentence, if the application of this Section 2 shall result in an increase in the Exercise Price, no adjustment shall be made for such issuances of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or other equity or equity-linked securities.

                                        (5) No adjustment shall be made pursuant to this Section 2 in connection with issuances or sales by the Company of Common Stock or securities convertible or exercisable or exchangeable for Common Stock that constitute grants of Permitted Management Stock Options permitted by Section 8.14(b)(iii) or Section 8.14(c)(i) of the Securities Amendment and Purchase Agreement.

                              (e) Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets

                                        In the event that the Company distributes to all or substantially all holders of its Common Stock any cash, shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (including securities of any Person other than the Company but excluding dividends or distributions referred to in subsection (a) of this Section 2 or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding (i) the New Warrants and (ii) those rights and warrants referred to in subsection (b) of this Section 2), then in each such case provision shall be made so that the Noteholders shall receive upon conversion thereof, in addition to the number shares of Common Stock receivable thereupon, the amount of cash, securities, evidences of indebtedness, rights, warrants and other assets that the Noteholders would have received had their New Notes been converted into Common Stock on the record date for such event and had thereafter, during the period from such record date to and including the applicable Conversion Date, retained such cash, securities, evidences of indebtedness, rights, warrants and other assets receivable by them as aforesaid.

          3. LEGEND. Unless the Warrant Shares issued upon exercise of this Warrant are registered for resale under the Act, the certificate or certificates, if any, evidencing such Warrant Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER OF THESE SECURITIES, TO THE EFFECT THAT SUCH A REGISTRATION STATEMENT IS UNNECESSARY IN RESPECT OF A PARTICULAR SALE, OFFER, PLEDGE, HYPOTHECATION OR OTHER TRANSFER.”

          4. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder hereunder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any Common Share receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Stock upon the exercise of this Warrant.

                    5. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

                    6. REISSUANCE OF WARRANTS.

                              (a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d) hereof), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d) hereof) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

                              (b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d) hereof) representing the right to purchase the Warrant Shares then underlying this Warrant.

                              (c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d) hereof) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Common Stock shall be given.

                              (d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) hereof or Section 6(c) hereof, the Warrant Shares designated by the Holder which, when added to the number of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions, and bear the same legends, as this Warrant.

                    7. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 11.5 of the Securities Amendment and Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (a) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (b) at least fifteen days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Common Stock.

                    8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Noteholders; provided that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding.

                    9. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                    10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

                    11. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the

Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

                    12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents (defined below), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                    13. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

                    14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

                              (a) “Bloomberg” means Bloomberg Financial Markets.

                              (b) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                              (c) “Common Stock” means the common stock of the Company, $0.001 par value per share.

                              (d) “Dollar”, “US Dollar” and “$” each mean the lawful money of the United States.

                              (e) “Required Holders” means the holders of the New Warrants representing at least a 66 ⅔% of the shares of Common Stock underlying the New Warrants then outstanding.

[signature page follows]

                    IN WITNESS WHEREOF, the Company has caused this Warrant to purchase Common Stock to be duly executed as of the Issuance Date set out above.

HC INNOVATIONS, INC.

By:

Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

HC INNOVATIONS, INC.

          The undersigned holder hereby exercises the right to purchase _________________ of the Common Stock (“Warrant Shares”) of HC Innovations, Inc. a corporation organized under the laws of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

          1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                    ____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

                    ____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

          2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

          3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:

Name:
Title:

ACKNOWLEDGMENT

          The Company hereby acknowledges this Exercise Notice and hereby directs [________________________] to issue the above indicated number of Common Stock in accordance with the Transfer Agent Instructions dated [_________________ __], 200__ from the Company and acknowledged and agreed to by [_____________________].

HC INNOVATIONS, INC.

By:

Name:
Title: